Exhibit 99.1

News Release

Contact:

Scott Solomon

Sharon Merrill Associates

617-542-5300

ALOT@investorrelations.com

AstroNova Reports Record Revenue for the Fourth Quarter and Full Year 2017

Fourth Quarter Fiscal 2017 Achievements

•	Revenue of $25.7 million, up 8% YoY

•	Operating income of $1.2 million, up 45% YoY

•	Diluted EPS of $0.10 compared with $0.11 in Q4 FY16

Full Year Fiscal 2017 Achievements

•	Revenue of $98.4 million, up 4% YoY

•	Operating income of $6.3 million, up 6% YoY

•	Diluted EPS of $0.56 compared with $0.61 in FY16

West Warwick, RI, March 15, 2017 – AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today reported record revenue for the fiscal 2017 fourth quarter and full year ended January 31, 2017.

Fourth quarter fiscal 2017 revenue increased 8 percent to $25.7 million from $23.8 million for the same period in 2016. Revenue for the full year increased 4 percent to $98.4 million from $94.7 million in fiscal 2016, notwithstanding the adverse effect in foreign exchange due to the strong dollar.

“We concluded a year of growth in fiscal 2017 with a fourth quarter highlighted by increased revenue, improved operating margin and a stronger cash position,” said AstroNova President and Chief Executive Officer Greg Woods. “Revenue growth in our International markets was especially strong, up 27 percent over the prior year, reflecting our strategic focus on broadening AstroNova’s global reach through expansion in regions including Asia and Latin America.

“Relative to the segment performance, our Product Identification Segment (PI) was a key contributor to the Company’s fourth quarter growth, achieving record quarterly revenues of $18.7 million and increasing 13 percent over the previous year. PI’s success is traceable to the record color printer placements in the quarter as well as robust demand for consumables and specifically the launch of the QL-800, our new wide-format digital printing solution for industrial, commercial, manufacturing and distribution applications,” Woods continued. “Revenue in our Test & Measurement segment decreased 3 percent in the fourth quarter, largely reflecting our transition to our next generation data acquisition products, and the timing of aerospace order releases.”

Recent Highlights

•	AstroNova acquired TrojanLabel ApS, a European manufacturer of digital color label presses and specialty printing systems for a broad range of end markets, for a purchase price of DKK 62.9 million (approximately $9.1 million). The acquisition was funded with cash on hand. After the fiscal year-end, a five-year fixed-rate debt arrangement was closed for 63 million DKK (approximately $8.9 million) with an annual interest rate of 0.67 percent.

•	Boeing selected AstroNova’s ToughWriter® 640 flight deck printer for inclusion in the aircraft manufacturer’s B737NG and B737 MAX catalog. The ToughWriter® 640 is AstroNova’s first narrow format flight deck printer. It is used when space is at a premium to print a wide range of flight critical information, such as flight plans, ACARS messages and ground communications. AstroNova expects to begin shipping the printer in CY 2018.

“In TrojanLabel, we acquired a complementary business with a product line that delivers a unique value proposition for customers in the mini-press and specialty printing markets,” Woods said. “We are quite excited about integrating the talented TrojanLabel management team, along with their innovative technology and outstanding product lines, into the AstroNova family.”

Gross profit margin increased to 39.3 percent in the quarter from 38.4 percent a year earlier, primarily due to changes in product mix. Gross profit margin for fiscal 2017 was 40.1 percent, compared with 40.3 percent in fiscal 2016.

Operating income in the quarter was $1.2 million, a 45 percent increase over the operating income of $0.8 million reported in the prior year’s fourth quarter. Operating margin in the quarter was 4.5 percent, compared with an operating margin of 3.3 percent for the previous year’s fourth quarter. Transaction costs associated with the TrojanLabel acquisition in the quarter were $0.6 million.

On an annual basis, operating income for fiscal year 2017 was $6.3 million, up 5.8 percent over the operating income of $5.9 million reported for fiscal 2016. Operating margin in fiscal 2017 was 6.4 percent, up slightly over the prior year’s operating margin of 6.3 percent.

Net income was $0.8 million, or $0.10 per diluted share, in the fourth quarter of fiscal 2017, slightly below the prior year’s net income of $0.8 million or $0.11 per diluted share. Financial results for the fiscal 2017 fourth quarter were negatively impacted by costs associated with the acquisition of TrojanLabel.

For the 12 months ended January 31, 2017, net income was $4.2 million, or $0.56 per diluted share, compared with $4.5 million, or $0.61 per diluted share for fiscal 2016.

Cash and marketable securities were $24.8 million at the end of fiscal 2017, compared with $20.4 million at the end of fiscal 2016.

Board Declares Quarterly Dividend

On March 13, 2017, the Board of Directors of AstroNova, Inc. declared a regular quarterly cash dividend of $0.07 per share. The dividend, which represents a cash dividend of $0.28 per share on an annualized basis, is payable on March 30, 2017 to shareholders of record as of March 23, 2017.

Business Outlook

Woods concluded, “In fiscal 2018, we remain focused on execution as we continue to grow our business through new product introductions and investments that will expand the addressable markets for our technology and increase our recurring revenue stream.”

Fourth Quarter Fiscal 2017 Conference Call

AstroNova will conduct an investor conference call at 9:00 a.m. ET today. You can participate in the conference call by dialing 855-303-0063 (U.S. and Canada) or 719-325-2296 (International) with passcode 932404.

Please join the call at least five minutes prior to the start time. You can also hear a live webcast of the call by accessing the Investors section of the AstroNova website, www.astronovainc.com.

Following the live broadcast, an audio webcast of the call will be available at www.astronovainc.com. A telephone replay of the conference call will be available for seven days by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (International) with passcode 9791682.

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze and present data in multiple formats. The Product Identification segment offers a variety of hardware and software products and associated consumables that allow customers to mark, track and enhance the appearance of their products. Major brands include QuickLabel®, the industry leader in onsite digital color label printing. The Test and Measurement segment includes the T&M Product Group, which offers a suite of products and services that acquire, record and analyze electronic signal data from local and networked sensors. The Test and Measurement segment also includes a line of Aerospace Products such as printers, networking hardware and related accessories. These products are used in the aircraft flight deck to print flight plans, navigation information, and performance data and in the aircraft cabin to print maintenance data, receipts and passenger manifests. AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning growth through acquisitions, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

ASTRONOVA, INC.

Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 31, 2017	January 31, 2016	January 31, 2017	January 31, 2016
Net Sales	$25,657	$23,761	$98,448	$94,658
Cost of Goods Sold	15,586	14,631	58,959	56,500
Gross Profit	10,071	9,130	39,489	38,158
	39.3%	38.4%	40.1%	40.3%
Operating Expenses:
Selling & Marketing	4,770	4,694	18,955	18,249
Research & Development	1,776	1,745	6,314	6,945
General & Administrative	2,373	1,898	7,939	7,030

	8,919	8,337	33,208	32,224
Operating Income	1,152	793	6,281	5,934
	4.5%	3.3%	6.4%	6.3%
Other Income, Net	396	387	324	975

Income Before Taxes	1,548	1,180	6,605	6,909
Income Tax Provision	782	352	2,377	2,384

Net Income	$766	$828	$4,228	$4,525

Net Income per Common Share - Basic	$0.10	$0.11	$0.57	$0.62

Net Income per Common Share - Diluted	$0.10	$0.11	$0.56	$0.61

Weighted Average Number of Common Shares - Basic	7,463	7,320	7,421	7,288
Weighted Average Number of Common Shares - Diluted	7,586	7,494	7,573	7,471
Dividends Declared Per Common Share	$0.07	0.07	$0.28	$0.28

Selected Consolidated Balance Sheet Data

Amounts In Thousands of Dollars

(Unaudited)

	As of January 31, 2017	As of January 31, 2016
Cash & Marketable Securities	24,821	20,419
Current Assets	61,696	54,514
Total Assets	83,665	77,963
Current Liabilities	11,985	9,548
Shareholders’ Equity	70,537	67,373